                                                                      EXHIBIT 12

                             FLEMING COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                                        2001         2000          1999          1998          1997
                                     ----------   ----------    ----------    ----------    ----------
                                                         (IN THOUSANDS OF DOLLARS)
Earnings:
   Pretax income                     $   62,799   $ (200,889)   $  (62,581)   $ (598,202)   $   82,685
   Fixed charges, net                   184,166      198,413       193,263       195,956       197,923
                                     ----------   ----------    ----------    ----------    ----------
Total earnings                       $  246,965   $   (2,476)   $  130,682    $ (402,246)   $  280,608

Fixed charges:
   Interest expense                  $  165,534   $  174,569    $  165,180    $  161,581    $  162,506
   Portion of rental charges
      deemed to be interest              18,134       23,331        27,626        33,948        35,050
   Capitalized interest and debt
      issuance cost amortization          7,950        2,051         1,117           604         1,186
                                     ----------   ----------    ----------    ----------    ----------

Total fixed charges                  $  191,618   $  199,951    $  193,923    $  196,133    $  198,742

Deficiency                                        $  202,427    $   63,241    $  598,379

Ratio of earnings to
   fixed charges                           1.29        (0.01)         0.67         (2.05)         1.41



"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.

RESULTS EXCLUDING STRATEGIC PLAN ADJUSTMENTS AND ONE-TIME ITEMS ARE AS FOLLOWS:

                              FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                                    2001         2000         1999
                                 ----------   ----------   ----------
                                       (IN THOUSANDS OF DOLLARS)

Total adjusted earnings          $  341,071   $  306,279   $  261,757
Total fixed charges              $  191,618   $  199,951   $  193,923

Adjusted ratio of earnings to
   fixed charges                       1.78         1.53         1.35